Exhibit 99

Manning & Napier, Inc. Announces Expiration of

Shareholder Rights Agreement

FAIRPORT, NY, April 15, 2021 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today announced that its shareholder rights agreement (the “Agreement”) expired in accordance with its terms on April 14, 2021. Shareholders are not required, nor do they need to take any action because of the termination of this shareholder rights agreement.

In connection with the expiration of the Agreement, the Company will take routine steps to voluntarily de-register the related preferred stock purchase rights under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has not arranged for listing or registration on another national securities exchange or quotation for the preferred stock purchase rights, because such rights have terminated.

These actions are administrative in nature and will have no effect on the Company’s common stock, which continues to be listed under the NYSE and registered under the Exchange Act.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY.

Contacts

Investor Relations Contact

Sean Silva

Prosek Partners

646-818-9122

ssilva@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

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